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                                                                     EXHIBIT 4.7

                          FORM OF REGISTRATION RIGHTS
              FOUND IN A CLASS B NON-VOTING COMMON STOCK WARRANT

          Registration Rights.  The Company agrees that the Shares issued or
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issuable upon exercise of this Warrant shall be deemed "Registrable Securities"
as such term is defined in the Company's Series B Preferred Stock Purchase Agreement of even date herewith (the "Series B Agreement") solely for purposes of granting "piggyback" registration rights under subSection 4.1(c) of the Series B Agreement and the right to participate, but not demand registration, under Section 4.1(b) of the Series B Agreement; provided, however, that in the event of any cutback of securities requested by the underwriters, the Shares shall be subject to cutback prior to any cutbacks on any holders of Common stock issued or issuable upon conversion of the Company's Preferred Stock and then only on a pro rata basis with other holders of Common Stock.